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                                                 ------------------------------
                                                  OMB Approval
                                                 ------------------------------
                                                  OMB Number:  3235-0287
                                                  Expires:     January 31, 2005
                                                  Estimated average burden
                                                  hours per response...... 0.5
                                                 ------------------------------

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  FORM 4                         U.S. SECURITIES AND EXCHANGE COMMISSION
----------                               Washington, D.C. 20549

[_] Check this box if
    no longer subject       ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b)       Section 30(f) of the Investment Company Act of 1940
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1.  Name and Address of Reporting Person

    Frank                          Stephen                            E.
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        (Last)                      (First)                        (Middle)

    2244 Walnut Grove Avenue
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                                   (Street)

    Rosemead                          CA                              91770
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  LNR Property Corporation / LNR
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                   ---------------

4.  Statement for Month/Year  Apr-02
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Mo./Yr.)
                                               ---------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)


    _X_ Director    ___ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing

    _X_  Form filed by One Reporting Person
    ___  Form filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4, and 5)              Beneficially         Form:         direct
   (Instr. 3)            (Mo/       (Instru-                                          Owned at             Direct        Bene-
                         Day/       ction 8)                                          End of               (D) or        ficial
                         Yr)     -----------------------------------------------      Month                Indirect      Owner
                                  Code / V          Amount/A or D/Price              (Instr. 3 and 4)     (Instr. 4)    (4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            N/A           N/A                  N/A                             1,500               D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)
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FORM 4 (continued)

 Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g. puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       Instr. 3, 4, 5
                                      ative               Year)
                                      Security

                                                                           Code / V                  (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Options                  27.96                 N/A                 N/A                          N/A
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Options                  36.37              4/10/2002               A                         1,000 (A)
-----------------------------------------------------------------------------------------------------------------------------

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
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   6. Date Exer-     7. Title/Amt of              8. Price    9. Number       10. Owner-    11. Na-
      cisable and       Underlying Securities        of          of Deriv-        ship          ture
      Expiration        (Instr. 3 &  4)              Deriv-      ative            Form          of In-
      Date                                           ative       Secur-           of De-        direct
      (Month/Day/                                    Secur-      ities            rivative      Bene-
      Year)                                          ity         Bene-            Securities    ficial
                                                     (Instr.     ficially         Bene-         Owner-
                                                     5)          Owned            ficially      ship
                                                                 at End           Owned at      (Instr.
                                                                 of               End of        4)
                              Title/Amt                          Month            Month
      Exer/Expir.           or # of Shares                       (Instr. 4)       (Instr. 4)
---------------------------------------------------------------------------------------------------------
04-11-02 / 04-10-04   Common Stock Options/ 1,000      N/A          1,000             D
---------------------------------------------------------------------------------------------------------
04-10-03 / 04-09-05   Common Stock Options/ 1,000      N/A          1,000             D
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

Explanation of Responses:

           /s/ Stephen E. Frank                                5/10/2002
          ------------------------------------------------------------------
                **Signature of Reporting Person             Date
          Stephen E. Frank

* If this form is filed by more than one reporting person, see Instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

  Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,

     See Instruction 6 for procedure.

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